UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2007

INSIGHT COMMUNICATIONS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26677	13-40535502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

810 7th Avenue
New York, New York 10019
(Address of principal executive offices, including zip code)

(917) 286-2300
(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 3, 2007, the Registrant concluded that it will restate its previously-issued financial results to correct the accounting for non-cash income tax expense and deferred income taxes. The error was identified after management of the Registrant was advised of this potential issue by Ernst & Young LLP, the Registrant’s independent registered public accounting firm. The correction will have no effect on the Registrant’s revenues, operating income, cash flows or liquidity for any period and no effect on the Registrant’s pre-tax operating results or its net operating loss carryforwards. The Registrant believes its restatement of previously-issued financial results will not result in an event of default under its debt agreements or in a material breach under other contractual obligations.

The correction relates to the tax impact of intangible assets arising from certain business combinations, primarily tax-deductible franchise costs, which is amortized as an expense for tax purposes over 15 years but has not been amortized for financial reporting purposes since the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002. The Registrant records deferred income tax expense and a deferred tax liability related to the tax-deductible franchise costs. However, in preparing its financial statements, the Registrant historically had netted the deferred tax liability related to franchise costs against deferred tax assets (primarily relating to the Registrant’s net operating loss carryforwards) and provided a valuation allowance on the net asset balance. Because the deferred tax liability could have an indefinite life, it should not have been netted against deferred tax assets with a definite life when determining the required valuation allowance. As a result, the Registrant did not record the appropriate valuation allowance and related deferred income tax expense. The deferred tax liability described above should have remained on the balance sheet of the Registrant indefinitely unless there were an impairment of franchise costs for financial reporting purposes or the related business entity were disposed of through a sale or otherwise.

Ernst & Young concurred with the Registrant’s application of the above-described accounting treatment related to the adoption of SFAS No. 142 in 2002 during their annual audit and concurred with this accounting for all financial statements issued thereafter.

The Registrant’s prior accounting treatment resulted in an understatement of deferred income tax expense, the related deferred tax liability and goodwill.  This resulted in an understatement of net loss, as reported in its most recently filed Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Annual Report”), estimated by the Registrant to be approximately $7.6 million, $7.6 million and $8.0 million for each of the three years ended December 31, 2006, 2005 and 2004. In its audited financial statements for years prior to 2004, the Registrant estimates that the correction will result in an aggregate increase in net loss of approximately $73.9 million. The estimated financial statement impacts presented in this report are preliminary and subject to further review by management and Ernst & Young.  Accordingly, these estimates could change, possibly materially.

On August 3, 2007, the Audit Committee of the Board of Directors of the Registrant, after consultation with management and Ernst & Young, concluded that, solely due to the error described above and its impact on non-cash deferred income tax expense, net loss and stockholders’ equity, the financial statements for prior periods should be corrected. As a result of this determination, the 2006 Annual Report will be amended to reflect the correction and, therefore, the following should no longer be relied upon:

•                  the Registrant’s consolidated financial statements and the related report of the Registrant’s independent registered public accounting firm for the years ended December 31, 2006, 2005 and 2004 included in the 2006 Annual Report; and

•                  management’s and the Registrant’s independent registered public accounting firm’s reports on internal control over financial reporting of the Registrant as of December 31, 2006 included in the 2006 Annual Report.

The Registrant intends to file restated financial statements in an amended 2006 Annual Report with the Securities and Exchange Commission as soon as practicable. The Registrant also intends to correct:

•                  its consolidated financial statements for the quarters ended March 31, 2007 and 2006 in an amended Form 10-Q for the quarter ended March 31, 2007;

•                  its consolidated financial statements for the quarter ended June 30, 2006 in the Form 10-Q for the quarter ended June 30, 2007, which is due to be filed on or before August 14, 2007; and

•                  its consolidated financial statements for the quarter ended September 30, 2006 in the Form 10-Q for the quarter ended September 30, 2007, which is due to be filed on or before November 14, 2007.

The consolidated financial statements for interim periods in 2006 and the first quarter of 2007 that the Registrant intends to restate should also no longer be relied upon.

The Audit Committee and management have also discussed the matters described above with Ernst & Young who concur with the Registrant’s determinations.

Insight Midwest, L.P., a partnership 50% owned by the Registrant and 50% owned indirectly by Comcast Corporation, separately files reports with the Securities and Exchange Commission.  The accounting issue described in this report does not affect the historical or future financial statements of Insight Midwest or any of its subsidiaries, including Insight Midwest Holdings, LLC.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSIGHT COMMUNICATIONS COMPANY, INC.

Dated: August 6, 2007	By:	/s/ Daniel Mannino
Daniel Mannino
Senior Vice President and Chief Accounting Officer